Exhibit 99.1

April 22, 2015

An Open Letter to the Community
from the United Bank Board of Directors

In Memory of our Friend and Colleague - Stuart E. Magdefrau
July 1, 1954 -- April 12, 2015

On behalf of the Board of Directors, we want to publicly express our sincere condolences on the passing of Stuart “Stu” Magdefrau – a longtime and dedicated United Bank (formerly Rockville Bank) Board member, a kindhearted friend, steadfast community leader and most of all a wonderful family man.

Stu passed away on April 12 after a courageous and hard fought battle with cancer.

He joined the Rockville Bank Board of Directors in 1995 and always served with honor and distinction. Upon the completion of the Rockville-United merger, he was elected to the Board of Directors of our Holding Company as well as the United Bank Board, where he served on the Executive, Governance & Nominating and Audit Committees.

Despite the incredibly challenging health issues he faced in recent months, intense cancer treatment and the emotional effect this had on him and his family, Stu always found the strength to continue to not only attend Board meetings and fulfill his committee assignments but always remained engaged in every decision and discussion that took place. This says volumes about his unselfishness and fortitude in helping United Bank achieve excellence.

Anyone who worked with Stu can attest that he was an outstanding and admired gentleman inside the Bank and out in the community. In fact, just having the name “Stuart E. Magdefrau” associated with United bestowed a great amount of credibility for our Bank and he has left an indelible mark on all of us.

Stu was a devoted husband and father, a respected and sought-after accountant and an important part of so many numerous professional and local organizations he passionately dedicated his time to over the years.

In addition, Stu recently became a very proud and doting grandfather – a milestone in his life that brought him tremendous joy every time he would tell us about his new grandson.

Please join the Board of Directors in keeping the Magdefraus in your thoughts and prayers. Stu will be sorely missed – not because of the financial and audit expertise and commitment to the community he brought to the Board – but for the loyal friendship, sincere kindness and great compassion he carried with him every time he walked into our Boardroom and the utmost respect he always showed our hard working employees.

To his wife Jamy, his three children and grandson Landon, our thoughts and prayers are with you at this difficult time. We all have heavy hearts but we are sincerely grateful for having known Stu. His contributions to United Bank will be realized for many years to come.

Sincerely,

/s/ William H.W. Crawford, IV	/s/ Robert A. Stewart, Jr.	/s/ Raymond H. Lefurge, Jr.
William H.W. Crawford, IV	Robert A. Stewart, Jr.	Raymond H. Lefurge, Jr.
CEO	Board Chairman	Board Vice Chairman